Exhibit 5.1

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067

May 1, 2007
SP Holding Corporation
3317 Third Avenue South
Seattle, Washington 98134

Re: Registration Statement on Form SB-2 (Registration No. 333-142220) (the   “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to SP Holding Corporation, a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), for resale of an aggregate of 14,301,918 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”) representing (i) up to 10,152,240, shares of Common Stock, and (ii) up to 4,149,678 shares of Common Stock issuable upon exercise of warrants (the “Common Stock Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We have assumed that the Company will keep authorized and reserved a sufficient number of shares of Common Stock to satisfy its obligations to issue the Shares.

Based upon and subject to the foregoing and assuming that the full consideration for each share of Common Stock issuable upon the exercise of the Common Stock Warrants is received by the Company in accordance with the terms of the Common Stock Warrants, it is our opinion that that the Shares will, when issued be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We consent to the use of this opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Loeb & Loeb LLP
LOEB & LOEB LLP